Exhibit 99.1

Gaiam Reports Third Quarter Fiscal 2008 Results

Boulder, CO, November 6, 2008 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company providing information, media, products and services to customers who value personal development, wellness, ecological lifestyles, responsible media and conscious community, announced today results for its third quarter ended September 30, 2008.

Gaiam also announced that it will host a conference call today, November 6, 2008, at 2:30 p.m. MST (4:30 p.m. EST) to review the third quarter fiscal 2008 results.

Dial-in No.:    888-950-8038 (domestic) or 210-234-0014 (international)

Passcode:      GAIAM

Revenue for the third quarter ended September 30, 2008 decreased 14.3% to $60.3 million from $70.3 million recorded in the same quarter last year. Excluding international revenues, which were affected by the transition from product sales to licensing arrangements, the revenue growth for the quarter was approximately 2%. The quarter over quarter comparison was also impacted by early holiday orders shipped in 2007 during third quarter.

Gross profit decreased to $33.8 million or 56.1% of revenue for the third quarter of 2008, from $46.1 million, or 65.6% of revenue, in the comparable quarter last year. The change in gross margin reflects the company’s investment in the lower margin solar business and additional store within store presentations.  The margin was also impacted by the decision to expand Gaiam’s distribution footprint by maintaining retail prices while absorbing cost increases from higher freight charges and the dollar decline. The company strategy to aggressively pursue store-within-store and media category management expansion will continue to impact the margin through fourth quarter. Gaiam expects to return to mid 60’s margin, excluding the solar business, by first quarter 2009 and achieve its goals of 75,000 retail doors and 10,000 store-within-store presentations.

Selling and operating expenses decreased $4.6 million, or 11.9%, to $34.0 million during the third quarter of 2008 from $38.6 million during the same quarter last year.

Other expenses of $13.9 million for the quarter include a non-cash, tax-deductable impairment charge related to the company’s acquired media libraries, web site development costs, and related assets. This charge increased our overall tax benefit by approximately $5.5 million and, as a result, the company expects to receive tax refunds and benefits of approximately $12 million early next year.

Interest and other income decreased to $0.4 million for the third quarter of 2008 compared to $1.0 million during the third quarter last year, primarily reflecting the decline in average interest rates received on Gaiam’s cash investments and recent repurchase of 1.3 million shares of Gaiam common stock.

Net loss for the third quarter, including the above charge representing $0.36 per share, was $10.1 million, or $0.42 per share. Comparable earnings for the third quarter of 2007 were $2.9 million, or $0.12 per share.

For the nine months ended September 30, 2008, Gaiam recorded net revenue of $182.7 million, a 0.8% increase from $181.1 million in the comparable period a year ago. Including the third quarter charge of $13.9 million or $0.36 per share, the Company recorded a net loss of $5.3 million, or $0.22 per share, compared to net income of $4.3 million, or $0.17 per share, for the nine months ended September 30, 2007.

In October 2008, Gaiam’s solar energy subsidiary, Real Goods Solar, Inc, acquired, through a merger, Regrid Power, Inc., a northern California solar energy integrator for $3.8 million in cash, and approximately 2 million shares of Real Goods Solar’s common stock. Regrid Power’s revenue for the last 12 months was approximately $15 million. Following this merger, Gaiam owns approximately 56% of Real Goods Solar’s outstanding shares and 79% of Real Goods Solar’s voting power.

“Our financial results for the third quarter reflect the slowdown at retail and the effects of cautious consumer spending, especially during the month of September,” commented Lynn Powers, Gaiam’s President. “During the quarter, we continued to strengthen our market position and increase shelf space through expansion of our category management strategy and store within a store initiative. We currently have over 9,000 store-within-store doors up from 7,500 announced at the end of second quarter and expect to hit our goal of 10,000 by the end of January 2009. We are also exploring licensing opportunities that will expand our core demographic and continue to diversify our portfolio of respected brands.”

“We continue to evaluate opportunities, which the current macroeconomic environment can yield for debt free companies with solid balance sheets and good cash flow, “said Jirka Rysavy, Gaiam CEO, “ With $50 million of cash, an upcoming tax refund, no debt and a current ratio over five, we have the ability to weather a prolonged downturn in the economy and accelerate the implementation of our strategic plan.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 5:00 p.m. EST on November 11, 2008.

                Replay number:  800-839-9317

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Senior Managing Director
ICR, Inc.
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	September 30, 2008		September 30, 2007

Net revenue	$60,285	100.0%	$70,318	100.0%
Cost of goods sold	26,440	43.9%	24,174	34.4%

Gross profit	33,845	56.1%	46,144	65.6%

Selling and operating	34,049	56.5%	38,634	55.0%
Corporate, general and administration	3,126	5.2%	3,314	4.7%
Other expenses, net	13,947	23.1%	—	0.0%

Earnings (loss) from operations	(17,277)	-28.7%	4,196	5.9%

Interest and other income	355	0.6%	1,028	1.5%

Earnings (loss) before income taxes	(16,922)	-28.1%	5,224	7.4%

Income tax expense (benefit)	(6,922)	-11.5%	2,060	2.9%

Minority interest in net income of consolidated subsidiaries	(115)	-0.2%	(246)	-0.4%

Net income (loss)	$(10,115)	-16.8%	$2,918	4.1%

Shares outstanding:
Basic	24,020		24,705
Diluted	24,020		24,970

Income (loss) per share:
Basic	$(0.42)		$0.12
Diluted	$(0.42)		$0.12

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine months ended		Nine months ended
	September 30, 2008		September 30, 2007

Net revenue	$182,675	100.0%	$181,137	100.0%
Cost of goods sold	71,699	39.2%	63,886	35.3%

Gross profit	110,976	60.8%	117,251	64.7%

Selling and operating	102,686	56.2%	103,533	57.2%
Corporate, general and administration	9,601	5.3%	9,824	5.4%
Other expenses, net	40,655	22.2%	—	0.0%

Earnings (loss) from operations	(41,966)	-22.9%	3,894	2.1%

Interest and other income	32,363	17.7%	3,375	1.9%

Earnings (loss) before income taxes	(9,603)	-5.2%	7,269	4.0%

Income tax expense (benefit)	(4,031)	-2.2%	2,868	1.6%

Minority interest in net (income) loss of consolidated subsidiaries	251	0.1%	(77)	0.0%

Net income (loss)	$(5,321)	-2.9%	$4,324	2.4%

Shares outstanding:
Basic	24,611		25,000
Diluted	24,611		25,222

Income (loss) per share:
Basic	$(0.22)		$0.17
Diluted	$(0.22)		$0.17

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,317	$66,258
Accounts receivable, net	26,641	30,157
Inventory, net	32,950	29,839
Deferred advertising costs	3,475	3,602
Deferred tax assets	12,837	6,005
Other current assets	7,223	5,205
Total current assets	133,443	141,066

Property and equipment, net	25,635	9,509
Media library, net	12,086	37,566
Deferred tax assets, net	978	4,057
Goodwill and other intangibles, net	52,197	44,410
Notes receivable and other assets	3,401	4,104
Total assets	$227,740	$240,712

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,645	$23,620
Accrued liabilities	5,999	10,631
Total current liabilities	24,644	34,251

Minority interest	19,432	6,073

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 18,625,855 and 19,553,631 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at September 30, 2008 and December 31, 2007	1	1
Additional paid-in capital	163,541	174,046
Accumulated other comprehensive income	93	991
Retained earnings	20,027	25,348
Total shareholders’ equity	183,664	200,388
Total liabilities and shareholders’ equity	$227,740	$240,712